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EXHIBIT 99.2

CET 21 spol. s r.o.
Unaudited condensed consolidated balance sheets
(US$ 000's)

	June 30, 2010	December 31, 2009

ASSETS
Current assets
Cash and cash equivalents	$22,954	$24,873
Accounts receivable, net (Note 5)	69,818	75,918
Program rights, net	29,224	29,382
Prepaid programming	21,300	31,567
Other current assets (Note 6)	16,990	21,316

Total current assets	160,286	183,056
Non-current assets
Property, plant and equipment, net (Note 7)	84,555	103,528
Program rights, net	101,163	101,366
Goodwill (Note 3)	876,075	1,001,941
Broadcast licenses and other intangible assets, net (Note 3)	202,272	241,065
Other non-current assets (Note 6)	2,674	6,004

Total non-current assets	1,266,739	1,452,904

Total assets	$1,427,025	$1,635,960

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities (Note 8)	$69,566	$78,972
Current portion of Long-term debt—third parties (Note 4)	40,101	78,942
Other current liabilities (Note 9)	14,208	7,054

Total current liabilities	123,875	164,968
Non-current liabilities
Long-term debt—related parties (Note 4)	411,129	555,896
Long-term debt—third parties (Note 4)	93,570	—
Other non-current liabilities (Note 9)	43,617	48,924

Total non-current liabilities	548,316	604,820
Commitments and contingencies (Note 12)
EQUITY
Share capital	22	22
Additional paid in capital	529,684	529,699
Retained earnings	139,631	140,141
Accumulated other comprehensive income	85,497	196,310

Total equity	754,834	866,172

Total liabilities and equity	$1,427,025	$1,635,960

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CET 21 spol. s r.o.
Unaudited condensed consolidated statements of operations
and comprehensive income
(US$ 000's)

	For the six months ended June 30,
	2010	2009

Net revenues	$170,466	$175,768
Operating expenses
Operating costs	25,486	23,383
Cost of programming	74,507	64,790
Depreciation of property, plant and equipment	11,571	11,230
Amortization of broadcast licenses and other intangibles (Note 3)	8,257	7,304

Cost of revenues	119,821	106,707
Selling, general and administrative expenses	19,078	15,513

Operating income	31,567	53,548
Interest income	109	230
Interest expense (Note 10)	(25,787)	(24,261)
Foreign currency exchange loss, net	(3,737)	(1,202)
Change in fair value of derivatives (Note 11)	(1,622)	—
Other income/(expense)	294	(279)

Income before tax	824	28,036
Provision for income taxes	(1,334)	(5,486)

Net (loss)/income	$(510)	$22,550

Net (loss)/income	(510)	22,550
Currency translation adjustment	(110,813)	42,191

Comprehensive (loss)/income	$(111,323)	$64,741

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CET 21 spol. s r.o.
Unaudited condensed consolidated statements of equity
(US$ 000's)

	Share capital	Additional paid in capital	Retained earnings	Accumulated other comprehensive income	Total Equity

BALANCE, December 31, 2008	$22	$521,293	$164,783	$151,708	$837,806

Distributions	—	—	(43,674)	—	(43,674)
Net income	—	—	22,550	—	22,550
Currency translation adjustment	—	—	—	42,191	42,191

BALANCE, June 30, 2009	$22	$521,293	$143,659	$193,899	$858,873

	Share capital	Additional paid in capital	Retained earnings	Accumulated other comprehensive income	Total Equity

BALANCE, December 31, 2009	$22	$529,699	$140,141	$196,310	$866,172

Adjustment to Media Pro Pictures s.r.o. purchase accounting	—	(15)	—	—	(15)
Net loss	—	—	(510)	—	(510)
Currency translation adjustment	—	—	—	(110,813)	(110,813)

BALANCE, June 30, 2010	$22	$529,684	$139,631	$85,497	$754,834

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CET 21 spol. s r.o.
Unaudited condensed consolidated statements of cash flows
(US$ 000's)

	For the six months ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(510)	$22,550
Adjustments to reconcile net (loss)/income to net cash generated from operating activities:
Depreciation and amortization	70,731	50,169
Loss on disposal of fixed assets	—	295
Change in fair value of derivatives (Note 11)	1,622	—
Foreign currency exchange loss, net	3,737	1,202
Net change in:
Accounts receivable	(3,246)	12,653
Program rights	(31,580)	(29,579)
Other assets	4,877	(3,074)
Accounts payable and accrued liabilities	(21,559)	(3,620)
Income taxes payable	(1,204)	(8,194)
Other current liabilities	629	516

Net cash generated from operating activities	23,497	42,918

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(9,119)	(11,028)
Proceeds from disposal of property, plant and equipment	—	665
Payment of deferred consideration	(1,296)	—

Net cash used in investing activities	(10,415)	(10,363)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	150,513	53,945
Payments made on credit facilities	(78,062)	(39)
Payments made on loans from related parties	(84,390)	(50,584)

Net cash (used in)/received from financing activities	(11,939)	3,322

Impact of exchange rate fluctuations on cash	(3,062)	1,719
Net (decrease)/increase in cash and cash equivalents	(1,919)	37,595
CASH AND CASH EQUIVALENTS, beginning of period	24,873	30,637

CASH AND CASH EQUIVALENTS, end of period	$22,954	$68,233

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

 CET 21 spol. s r.o.
Notes to unaudited condensed consolidated
financial statements
(Tabular amounts in US$ 000's)

1.     Organization and business

Central European Media Enterprises Ltd. ("CME Ltd."), a Bermuda corporation, was formed in June 1994 and its assets are held through a series of Dutch and Netherlands Antilles holding companies. CME Ltd. is a vertically integrated media group operating leading broadcasting, internet and TV content businesses in Central and Eastern Europe.

CET 21 spol. s r.o. (including its consolidated subsidiaries, the "CET Group") is 99.996% owned by CME Media Enterprises BV ("CME BV") and 0.004% owned by CME Investments BV ("CME Investments"), which are both wholly owned subsidiaries of CME Ltd.

The CET Group was comprised of the following significant legal entities as at June 30, 2010:

Group Name	Effective voting interest	Jurisdiction of organization	Type of affiliate

CET 21 spol. s r.o. ("CET 21")		Czech Republic	Parent
Jyxo, s.r.o. ("Jyxo")	100.00%	Czech Republic	Subsidiary
BLOG Internet, s.r.o. ("BLOG Internet")	100.00%	Czech Republic	Subsidiary
Media Pro Pictures s.r.o.	100.00%	Czech Republic	Subsidiary
CME Slovak Holdings B.V. ("CME Slovak Holdings")	100.00%	Netherlands	Subsidiary
A.R.J., a.s.	100.00%	Slovak Republic	Subsidiary
MARKÍZA-SLOVAKIA, spol. s r.o. ("Markiza")	100.00%	Slovak Republic	Subsidiary
MEDIA INVEST, spol. s r.o.	100.00%	Slovak Republic	Subsidiary

All subsidiaries have been consolidated in the financial statements.

CET 21 holds the broadcast licenses for and operates two national television channels in the Czech Republic, TV NOVA (Czech Republic) and NOVA CINEMA, and two cable/satellite channels, NOVA SPORT and MTV CZECH. In addition, the CET Group holds the broadcast licenses for and operates the national television channel in the Slovak Republic, TV MARKIZA and a female-orientated cable channel, DOMA.

2.     Summary of significant accounting policies

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The functional currency of the CET Group is the Czech Koruna. The consolidated financial statements are presented in US Dollars (US$).

The main exchange rates against the US Dollar used in the preparation of the consolidated balance sheets and consolidated statements of operations are:

			Consolidated statements of operations
	Consolidated balance sheets
			For the six months ended June 30,
	June 30, 2010	December 31, 2009
			2010	2009

CZK	20.95	18.37	19.44	20.41
EUR	0.81	0.69	0.75	0.75

The significant accounting policies are summarized as follows:

Basis of presentation

The CET Group has historically operated as an integrated part of CME Ltd. These consolidated financial statements have been prepared on a "carve-out" basis from the consolidated financial statements of CME Ltd. to represent the financial position and performance of the CET Group as if it had existed on a stand-alone basis as of December 31, 2009 and June 30, 2010 and for the six months ended June 30, 2010 and 2009. The consolidated financial statements have been derived by extracting the assets, liabilities, revenues and expenses directly attributable to the CET Group from the assets, liabilities, revenues and expenses reflected in the accounting records of CME Ltd. on a legal entity basis. The CET Group eliminates from its financial results all intercompany transactions between entities included in the consolidated financial statements.

The consolidated financial statements included herein may not necessarily be indicative of the CET Group's financial position, results of operations, or cash flows had the CET Group operated as a separate entity during the periods presented or for future periods.

These consolidated financial statements reflect all of the assets, liabilities, revenues, expenses, and cash flows of the CET Group after the elimination of intergroup accounts and transactions. The CET Group consolidates the financial statements of entities in which it holds at least a majority voting interest and entities in which it holds less than a majority voting interest but over which it has the ability to exercise control. Entities in which the CET Group holds less than a majority voting interest but over which it exercises significant influence are accounted for using the equity method. Other investments are accounted for using the cost method.

The accompanying unaudited condensed consolidated financial statements for the six months ended June 30, 2010 do not include all of the information and note disclosures required by US GAAP. Amounts as of December 31, 2009 included in the unaudited condensed consolidated financial statements have been derived from audited consolidated financial statements as of that date. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the CET Group for the year ended December 31, 2009. The significant accounting policies have not changed since December 31, 2009, except as noted below.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with US GAAP. The consolidated results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

Financial instruments

Derivative financial instruments

The CET Group uses derivative financial instruments for the purpose of mitigating interest rate risks, which exist as part of the CET Group's financing arrangements. As a policy, the CET Group does not engage in speculative or leveraged transactions, nor does it hold or issue derivative financial instruments for trading purposes.

These contracts are marked to market at the balance sheet date, and the resultant unrealized gains and losses are recorded in the Condensed Consolidated Statement of Operations, together with realized gains and losses arising on settlement of these contracts.

The CET Group adopted Accounting Standard Update ("ASU") 2010-6, "Improving Disclosures on Fair Value Measurements" on January 1, 2010. There was no impact on the carrying value of the assets or liabilities recognized or results of operations and the relevant disclosure of inputs and valuation techniques is provided in Note 11, "Financial Instruments and Fair Value Measurements" to comply with this ASU.

Income taxes

The Group accounts for income taxes in interim periods in accordance with Accounting Standards Codification ("ASC") 740-270. For interim income tax reporting purposes applicable to ordinary income, the Group generally determines its best estimate of an annual effective tax rate and applies that rate on a year-to-date basis. The Group's calculated estimated annual effective tax rate excludes significant, unusual or infrequently occurring items, jurisdictions for which a reliable estimate cannot be made or where the estimated benefit of losses cannot be recognized, and certain other items excluded in the US GAAP authoritative guidance. The income tax (or benefit) related to all other items is individually computed and recognized when the items occur.

In the six months ended June 30, 2010, the reason for the variation in the customary relationship between income tax expense and pre-tax income for the CET Group is due to the impact of disallowable expenses in the Slovak Republic.

3.     Goodwill and intangible assets

Changes in the carrying amount of the goodwill for the six months ended June 30, 2010 are as follows:

Goodwill:

Net balance, December 31, 2009	$1,001,941
Foreign currency movement	(125,866)

Net balance, June 30, 2010	$876,075

The Group did not record any impairment of goodwill as of June 30, 2010 and December 31, 2009.

No goodwill is expected to be deductible for tax purposes.

Broadcast licenses and other intangible assets:

The net book value of the CET Group's broadcast licenses and other intangible assets as at June 30, 2010 and December 31, 2009 is summarized as follows:

	Amortized broadcast licenses	Trademarks	Customer relationships	Other	Total

Balance, December 31, 2009	$153,417	$35,329	$51,904	$415	$241,065

Amortization	(4,920)	(749)	(2,564)	(24)	(8,257)
Foreign currency movements	(18,885)	(4,447)	(7,216)	12	(30,536)

Balance, June 30, 2010	$129,612	$30,133	$42,124	$403	$202,272

Broadcast licenses have an economic useful life of, and are amortized on a straight-line basis over, 12 - 23 years.

Customer relationships are deemed to have an economic useful life of, and are amortized on a straight-line basis over, five to eight years. Trademarks have an indefinite life, with the exception of those acquired trademarks which we do not intend to use, which have an economic life of, and are being amortized over, between two and five years using the declining balance method and the blog.cz acquired trademark which is being amortized over its useful economic life of 5 years.

The gross value and accumulated amortization of broadcast licenses and other intangible assets was as follows at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009

Gross value	$298,014	$342,156
Accumulated amortization	(95,742)	(101,091)

Total broadcast licenses and othe amortized intangible assets, net	$202,272	$241,065

4.     Debt

Our total debt comprised the following as at June 30, 2010 and December 31, 2009:

Total debt

	Carrying value		Fair value
	June 30, 2010	December 31, 2009	June 30, 2010	December 31, 2009

Credit Facilities (a - d)	$133,671	$78,942	$133,671	$78,942
Long-term debt to related parties	411,129	555,896	409,477	556,331

	$544,800	$634,838	$543,148	$635,273

Long-term debt—third parties

	June 30, 2010	December 31, 2009

Credit Facilities (a - d)	$133,671	$78,942
Less current	(40,101)	(78,942)

Total long-term debt—third parties	$93,570	$—

(a)   On December 21, 2009, CET 21 entered into a Facility Agreement ("the "Erste Facility") for up to CZK 3.0 billion (approximately US$ 143.2 million) with Erste Group Bank A.G. as arranger, CS as facility agent and security agent, and each of CS, UniCredit Bank Czech Republic, a.s. and BNP Paribas as original lenders. CME Ltd. and certain of its subsidiaries, namely CME Slovak Holdings, CME BV, CME Investments and Markiza, are guarantors under the Erste Facility (together, the "Original Guarantors"). The facility became available for drawing on January 18, 2010. On February 16, 2010, the aggregate commitment by the lenders under the Erste Facility to CET 21 increased from CZK 2.5 billion (approximately US$ 136.1 million) to CZK 2.8 billion (approximately US$ 152.4 million). As of June 30, 2010, CZK 2.8 billion (approximately US$ 152.4 million) had been drawn. The facility matures on April 30, 2012, subject to a potential extension of one year. Interest under the facility is calculated at a rate per annum of 4.90% above PRIBOR. The repayment of the loan will commence 12 months from the date of the Erste Facility, in four semi-annual instalments of 15.0% each and one instalment of 40.0% on the maturity date (assuming no extension). CET 21 may be required to prepay amounts drawn in the event of specified changes of control. The Original Guarantors have agreed to guarantee the obligations of CET 21 under the Erste Facility by entering into an interest rate swap agreement (see Note 11, "Fair Value Measurements"). As security for the facility, CET 21 has pledged substantially all of its assets, including its 100.0% ownership interest in CME Slovak Holdings and its ownership interest in 100.0% of the registered capital of Jyxo and BLOG. In addition, CME Investments has granted security over the receivables under inter-group loans made to CET 21 and Markiza, respectively. The Erste Facility contains customary representations, warranties, covenants and events of default. The covenants include limitations on CET 21's ability to carry out certain types of transactions, incur additional indebtedness, make disposals and create liens.

(b)   As at June 30, 2010 and December 31, 2009, there were no drawings under a CZK 300.0 million (approximately US$ 14.3 million) factoring facility with Factoring Ceska Sporitelna ("FCS") available until September 30, 2011. The facility bears interest at one-month PRIBOR plus 1.40% for the period that actively assigned accounts receivable are outstanding.

(c)    A CZK 1.2 billion (approximately US$ 64.6 million at the date of repayment) (December 31, 2009: CZK 1.2 billion (US$ 65.3 million) credit facility granted to CET 21 by CS was repaid in full with the drawings under the Erste Facility on February 22, 2010 and was subsequently cancelled.

(d)   The CZK 250.0 million (approximately US$ 13.5 million at the date of repayment) (December 31, 2009: CZK 250.0 million (US$ 13.6 million) working capital facility of CET 21 with CS was repaid in full with the drawings under the Erste Facility on February 22, 2010 and was subsequently cancelled.

Long-term debt—related parties

	June 30, 2010	December 31, 2009

Long-term debt—related parties (e - g)	$411,129	$555,896

Total long-term debt—related parties	$411,129	$555,896

(e)   As of June 30, 2010, CET 21 owed CZK 8.1 billion (approximately US$ 384.5 million) (December 31, 2009: CZK 9.7 billion (US$ 528.1 million)) to CME Investments under a loan that bears interest at a fixed rate of 9.0% and has a maturity date of May 2, 2015.

 Interest of CZK 383.5 million (approximately US$ 19.8 million) and CZK 449.2 million (approximately US$ 22.0 million) was incurred on this loan in the six months ended June 30, 2010 and 2009, respectively. Accrued interest of CZK 186.0 million (approximately US$ 8.9 million) and CZK 217.2 million (approximately US$ 11.7 million) was included within accounts payable and accrued liabilities at June 30, 2010 and December 31, 2009 respectively.

(f)    As of June 30, 2010, Markiza owed EUR 21.0 million (approximately US$ 25.8 million) to CME Investments under a loan that bears interest at a fixed rate of 7.55% and has maturity date of November 23, 2013. The balance as of December 31, 2009 was EUR 21.0 million (approximately US$ 27.8 million).

 Interest expense of EUR 1.0 million (approximately US$ 1.2 million) and EUR 1.0 million (approximately US$ 1.4 million) was incurred on this loan in the six months ended June 30, 2010 and 2009, respectively. Accrued interest of EUR 0.1 million (approximately US$ 0.2 million) and EUR 0.1 million (approximately US$ 0.1 million) was included within accounts payable and accrued liabilities as at June 30, 2010 and December 31, 2009, respectively.

(g)   As of June 30, 2010, MPP Praha owed EUR 0.5 million (approximately US$ 0.6 million) to CME Media Pro BV, a wholly owned subsidiary of CME Ltd, under a loan that bears interest at a fixed rate of 9.75% and has a maturity date of January 13, 2015 (December 31, 2009: US$ nil).

 Interest expense of EUR 19 thousand (approximately US$ 25 thousand) was incurred on this loan in the six months ended 2010. Accrued interest of EUR 19 thousand (approximately US$ 23 thousand) was included within accounts payable and accrued liabilities as at June 30, 2010.

BMG

CME BV has an uncommitted multicurrency overdraft facility for EUR 5.0 million (approximately US$ 6.1 million) from Bank Mendes Gans ("BMG"), a subsidiary of ING Bank N.V. ("ING"), as part of a cash pooling arrangement. The cash pooling arrangement with BMG enables CME BV and its wholly owned subsidiaries, which include all members of the CET Group, to receive credit in respect of cash balances which the wholly owned subsidiaries deposit with BMG. Cash deposited by CME BV's subsidiaries with BMG is pledged as security against the drawings of other subsidiaries up to the amount deposited.

As at June 30, 2010 the net deposits made by the CET Group in the BMG cash pool was US$ 0.3 million.

Debt maturities for the next five years are as follows:

2010	$20,051
2011	40,101
2012	73,519
2013	26,621
2014	—
Thereafter	384,508

Total	$544,800

5.     Accounts receivable

Accounts receivable comprised the following at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009

Third-party customers	$71,851	$77,530
Less allowance for bad debts and credit notes	(2,410)	(2,201)
Related parties	377	589
Less allowance for bad debts and credit notes	—	—

Total accounts receivable	$69,818	$75,918

At June 30, 2010, CZK 434.5 million (approximately US$ 20.7 million) of receivables were pledged as collateral subject to the Erste Facility. See Note 4, "Debt".

6.     Other assets

Other current and non-current assets comprised the following at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009

Current:
Productions in progress	$6,220	$10,989
Other prepaid expenses	2,262	1,984
Income taxes recoverable	5,185	4,648
Deferred tax	1,201	328
VAT recoverable	404	1,638
Capitalized debt costs	1,279	1,449
Other	439	280

Total other current assets	$16,990	$21,316

	June 30, 2010	December 31, 2009

Non-current:
Deferred tax	285	286
Productions in progress	998	3,631
Capitalized debt costs	1,256	1,932
Other	135	155

Total other non-current assets	$2,674	$6,004

7.     Property, plant and equipment

Property, plant and equipment comprised the following at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009

Land and buildings	$61,207	$67,586
Machinery, fixtures and equipment	113,246	134,061
Other equipment	6,736	9,196
Software licenses	13,078	14,191
Construction in progress	7,737	8,167

Total cost	$202,004	$233,201
Less: Accumulated depreciation	(117,449)	(129,673)

Total net book value	$84,555	$103,528

8.     Accounts payable and accrued liabilities

Accounts payable and accrued liabilities comprised the following at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009

Accounts payable	$16,085	$19,665
Programming liabilities	18,085	19,317
Duties and other taxes payable	5,931	5,253
Accrued staff costs	4,241	4,810
Accrued interest payable	9,064	12,017
Income taxes payable	54	168
Accrued production costs	4,455	2,723
Accrued legal and professional fees	1,158	975
Authors' rights	2,097	1,349
Other accrued liabilities	8,396	12,695

Total accounts payable and accrued liabilities	$69,566	$78,972

9.     Other liabilities

Other current and non-current liabilities comprised the following as at June 30, 2010 and December 31, 2009:

	June 30, 2010	December 31, 2009

Current:
Deferred revenue	$10,666	$2,648
Consideration payable	—	1,470
Deferred tax	696	678
Other	2,846	2,258

Total other current liabilities	$14,208	$7,054

	June 30, 2010	December 31, 2009

Non-current:
Deferred tax	$42,016	$48,924
Derivative liabilities	1,601	—

Total other non-current liabilities	$43,617	$48,924

10.  Interest expense

Interest expense comprised the following for the six months ended June 30, 2010 and 2009:

	For the six months ended June 30,
	2010	2009

Interest on long-term debt—related parties	$20,799	$23,170
Interest on credit facilities—third parties	4,255	1,091
Amortization of capitalized debt costs	733	—

Total interest expense	$25,787	$24,261

11.  Financial instruments and fair value measurements

ASC 820, "Fair Value Measurements and Disclosure", establishes a hierarchy that prioritizes the inputs to those valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy established in ASC 820-10-35 are:

Basis of fair value measurement

Level 1    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted instruments.

Level 2    Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3    Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

At June 30, 2010, we did not have any financial assets or liabilities carried at fair value using significant level 1 or level 3 inputs and the only instrument we value using level 2 inputs is the following interest rate swap agreement:

Interest rate swap

On February 9, 2010, the CET Group entered into an interest rate swap agreement with UniCredit and CS expiring in 2013 to convert CZK 1.5 billion (approximately US$ 71.6 million) of the Erste Facility from a floating rate of three month PRIBOR (plus a margin) to a fixed interest rate of 2.73% per annum (plus a margin). The notional amounts swapped decline in line with the planned amortization of the loan and the extension option. The interest rate swap is a financial instrument that is used to reduce interest rate risk and is considered an economic hedge. The interest rate swap has not been designated as a hedging instrument so changes in the fair value of the derivative are recorded in the condensed consolidated statement of operations and in the condensed consolidated balance sheet in other non-current liabilities.

The CET Group values the interest rate swap agreement using a valuation model which calculates the fair value on the basis of the net present value of the estimated future cash flows. The most significant input used in the valuation model is the expected PRIBOR-based yield curve. This instrument is allocated to level 2 of the fair value hierarchy because the critical inputs to this model, including current interest rates, relevant yield curves and the known contractual terms of the instrument, are readily observable.

The fair value of the interest rate swap as at June 30, 2010 was a US$ 1.6 million liability. A derivative loss of US$ 1.6 million was recognized in the condensed consolidated statement of operations for the six months ended June 30, 2010.

12.  Commitments and contingencies

Commitments

(a) Station programming rights agreements

At June 30, 2010, the CET Group had US$ 115.7 million of commitments in respect of future programming, including contracts signed with license periods starting after the balance sheet date. Of this amount, US$ 26.7 million is payable within one year.

(b) Operating lease commitments

For the six months ended June 30, 2010 and 2009 the CET Group incurred aggregate rent on all facilities of US$ 1.9 million and US$ 2.1 million, respectively. Future minimum operating lease payments at June 30, 2010 for non-cancellable operating leases with remaining terms in excess of one year (net of amounts to be recharged to third parties) are payable as follows:

June 30, 2010

2010	1,470
2011	2,609
2012	1,817
2013	681
2014	617
2015 and thereafter	1,338

Total	$8,532

Factoring of trade receivables

The Erste Facility is secured by a pledge of receivables under a factoring agreement. At June 30, 2010, CZK 434.5 million (approximately US$ 20.7 million) of receivables were pledged as collateral under this agreement (see Note 4 (a), "Debt").

13.  Related party transactions

Related party transactions

CME Ltd. and subsidiaries

The CET Group enters into transactions with other subsidiaries of CME Ltd.

Debt

The CET Group has entered into a variety of debt agreements with other companies owned by CME Ltd. These agreements (as well as outstanding balances under the agreements) are described in Note 4, "Debt".

Sales and purchases

The CET Group enters into transactions with CME Ltd. and its subsidiaries. The CET Group purchased programming from CME Ltd. and its subsidiaries with a value of approximately US$ 0.1 million and US$ 0.3 million in the six months ended June 30, 2010 and 2009, respectively. The total amount payable was US$ 0.9 million at June 30, 2010 and US$ nil at December 31, 2009.

Furthermore the CET Group purchased various services from CME Ltd. and its subsidiaries with a value of approximately US$ 3.5 million and US$ 0.7 million in the six months ended June 30, 2010 and 2009, respectively. The total amount payable was US$ 3.0 million at June 30, 2010 and US$ 2.8 million at December 31, 2009.

Other related parties

In the ordinary course of business, the CET Group also has transactions with various organizations and individuals that are considered to be related parties: Adrian Sarbu, an Executive Director of CET 21, CME Ltd.'s President and Chief Executive Officer and a member of CME Ltd.'s Board of Directors; Time Warner, beneficial owners of approximately 31.0% of

CME Ltd's outstanding shares with the right to nominate two members of CME Ltd's Board of Directors.

Adrian Sarbu

The CET Group purchased services from companies related to or connected with Mr. Sarbu in the six months ended June 30, 2010 and 2009 with a value of approximately US$ 0.1 million and US$ 30 thousand, respectively. The total amount payable at June 30, 2010 was US$ 0.9 million and US$ nil at December 31, 2009.

Time Warner

The CET Group purchased programming from companies related to or connected with Time Warner in the six months ended June 30, 2010 and 2009 with a value of approximately US$ 1.2 million and US$ 1.6 million, respectively. The total amount payable as at June 30, 2010 was US$ 5.3 million and US$ 7.0 million at December 31, 2009.

14.  Subsequent events

None

The CET Group has evaluated subsequent events through September 30, 2010, the date on which the CET Group's financial statements were available to be issued.

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  EXHIBIT 99.2
CET 21 spol. s r.o. Unaudited condensed consolidated balance sheets (US$ 000's)
CET 21 spol. s r.o. Unaudited condensed consolidated statements of operations and comprehensive income (US$ 000's)
CET 21 spol. s r.o. Unaudited condensed consolidated statements of equity (US$ 000's)
CET 21 spol. s r.o. Unaudited condensed consolidated statements of cash flows (US$ 000's)
CET 21 spol. s r.o. Notes to unaudited condensed consolidated financial statements (Tabular amounts in US$ 000's)